CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Notes	$823,000	$25.27

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $462,895.84 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $25.27 offset against the registration fee due for this offering and of which $462,870.57 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 501 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 79-I dated June 1, 2007	Registration Statement No. 333-130051 Dated June 8, 2007 Rule 424(b)(2)

Structured Investments

JPMorgan Chase & Co.
$823,000
12.0% (equivalent to 24.0% per annum) Bearish Reverse Exchangeable Notes due December 13, 2007 Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
*not including the common stock of JPMorgan Chase & Co.

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yield on the common stocks included in the Dow Jones Industrial AverageSM other than the common stock of JPMorgan Chase & Co. or than the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation in the Reference Stocks, be willing to accept the risks of owning equities in general and be willing to lose some or all of their principal.
  The notes will pay 12.0% (equivalent to 24.0% per annum) interest during the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Best Performing Reference Stock and whether the closing price of any Reference Stock has increased from its Initial Share Price by more than its Upside Protection Amount during the Monitoring Period, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing December 13, 2007†.
  Payment at maturity for each $1,000 principal amount note will be a cash payment of up to $1,000, together with any accrued and unpaid interest.
  Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Reference Stocks:

The common stocks included in the Dow Jones Industrial AverageSM other than the common stock of JPMorgan Chase & Co., as reflected in “The Reference Stocks” below (each such common stock, a “Reference Stock” and, together, the “Reference Stocks”).

Interest Rate:	12.0% (equivalent to 24.0% per annum) during the term of the notes, paid monthly and calculated on a 30/360 basis.
Upside Protection Amount:

For each Reference Stock, an amount that represents 30% of the applicable Initial Share Price of such Reference Stock, subject to adjustments. See “The Reference Stocks — Initial Share Prices and Upside Protection Amounts” below for the Upside Protection Amount for each Reference Stock.

Maturity Date:	December 13, 2007†
Pricing Date:	June 8, 2007
Settlement Date:	On or about June 13, 2007
Observation Date:	December 10, 2007†
CUSIP:	48123JB40
Interest Payment Date:

Interest on the notes will be payable monthly in arrears on the 13th calendar day of each month (each such date, an “Interest Payment Date”), commencing July 13, 2007 to and including the Interest Payment Date corresponding to the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:	You will receive $1,000 for each $1,000 principal amount note plus any accrued and unpaid interest at maturity unless
(i) the Final Share Price for any Reference Stock is greater than the Initial Share Price of such Reference Stock; and
(ii) a Trigger Event has occurred.
If the conditions described in (i) and (ii) are both satisfied, at maturity you will receive, instead of the principal amount of your notes, a cash payment per $1,000 principal amount note calculated as follows:
$1,000 – ($1,000 x Best Performing Reference Stock Appreciation)
plus any accrued and unpaid interest, provided that the cash payment you receive in lieu of the principal amount of your notes shall not be less than $0.
Trigger Event:

A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of any Reference Stock has increased, as compared to that Reference Stock’s Initial Share Price, by more than that Reference Stock’s Upside Protection Amount.

Monitoring Period:	The period from the Pricing Date to and including the Observation Date.
Reference Stock Appreciation:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:

For each Reference Stock, the closing price of such Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor. Please see “The Reference Stocks — Initial Share Prices and Upside Protection Amounts” below for the Initial Share Price for each Reference Stock. The Initial Share Price is subject to adjustments in certain circumstances. See “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 79-I for further information about these adjustments.

Stock Adjustment Factor:

For each Reference Stock, set initially at 1.0, subject to adjustment in certain circumstances. See “General Terms of Notes — Anti-dilution Adjustments” in the accompanying product supplement no. 79-I for further information about these adjustments.

Final Share Price:	For each Reference Stock, the closing price of such Reference Stock on the Observation Date.
Best Performing Reference Stock:

The Reference Stock with the largest percentage increase between its Initial Share Price and its Final Share Price, as compared to the percentage increases between the respective Initial Share Prices and Final Share Prices of the other Reference Stocks, or if only one Reference Stock’s Final Share Price is greater than its Initial Share Price, that Reference Stock. The determination of the Best Performing Reference Stock may be affected by the occurrence of certain corporate events affecting one or more of the Reference Stocks.

†	Subject to postponement in the event of a market disruption event, as described under “General Terms of Notes” in the accompanying product supplement no. 79-I.

Investing in the Bearish Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 79-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$1,000	$42	$958

Total	$823,000	$34,566	$788,434

(1)	J.P. Morgan Securities Inc., whom we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $42.00, per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other dealers of $27.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-30 of the accompanying product supplement no. 79-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

June 8, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 79-I dated June 1, 2007. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated June 1, 2007 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 79-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 79-I dated June 1, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207002282/e27432_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 12.0% (equivalent to 24.0% per annum) interest during the term of the notes, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 12.0% (equivalent to 24.0% per annum) over the term of the notes. Interest will be payable monthly in arrears on the 13th calendar day of each month (each such date, an “Interest Payment Date”), commencing July 13, 2007 up to and including the Interest Payment Date corresponding to the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next Business Day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in October 2007 shall be payable on October 15, 2007.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as a Trigger Event does not occur or if the Final Share Price of each Reference Stock has depreciated, as compared to its respective Initial Share Price. However, if a Trigger Event has occurred, you could lose the entire principal amount of your notes.
  REFERENCE STOCKS — The Reference Stocks are the component stocks of the Dow Jones Industrial AverageSM Index, which we refer to as the Index, as of June 8, 2007, excluding the common stock of JPMorgan Chase & Co. The Reference Stocks will not be modified for changes in the composition of the Index during the term of the notes.
  YOUR RETURN AT MATURITY MAY BE BASED ON A REFERENCE STOCK THAT DID NOT INCREASE IN EXCESS OF ITS UPSIDE PROTECTION AMOUNT DURING THE MONITORING PERIOD — Your return at maturity may not necessarily be based on a Reference Stock that increases by more than its Upside Protection Amount during the Monitoring Period. For example, if a Trigger Event occurs with respect to a Reference Stock and that Reference Stock experiences a significant closing price decrease on the Observation Date such that its Final Share Price is less than its Initial Share Price, your return on the notes will not be based on the performance of that Reference Stock. Under these circumstances, if on the Observation Date the Final Share Price of one or more of the remaining twenty eight (28) Reference Stocks increases from its respective Initial Share Price, your return on the notes will be based on the Best Performing Reference Stock, which will be different than the Reference Stock that initially increased by more than its Upside Protection Amount. Accordingly, you could lose a portion of your principal amount even if the Best Performing Reference Stock never, at any time during the Monitoring Period, increased by more than its Upside Protection Amount.
  TAX TREATMENT AS A UNIT COMPRISING A CALL OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 79-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as a unit comprising a Call Option and a Deposit for U.S. federal income tax purposes. Of the $20 monthly coupon payable per $1,000 principal amount note, we intend to treat approximately $4.44 as interest on the Deposit and approximately $15.56 as Put Premium. By purchasing the notes, you agree to treat the notes for U.S. federal income tax purposes consistently with our treatment as described above. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while receipt of the Call Premium will not be taxable to you prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Call Option.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-1

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 79-I dated June 1, 2007.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price of the Best Performing Reference Stock and whether the closing price of any Reference Stock has increased from its Initial Share Price by more than its Upside Protection Amount on any day during the Monitoring Period. You could lose up to the entire principal amount of your notes.
  YOUR UPSIDE PROTECTION AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of any Reference Stock increases above its Initial Share Price plus its Upside Protection Amount, you will be fully exposed to any appreciation in the Best Performing Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, if the Final Share Price of at least one Reference Stock is greater than its Initial Share Price, you will lose 1% of the principal amount of your investment for every 1% increase in the Final Share Price of the Best Performing Reference Stock compared to its Initial Share Price. You will be subject to this potential loss of principal even if the prices of the Reference Stocks subsequently decline such that the Final Share Price of each Reference Stock closes at a level below its Initial Share Price plus its Upside Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY CHANGE IN THE VALUE OF ANY REFERENCE STOCK — Unless (i) the Final Share Price of any Reference Stock is greater than its Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of any Reference Stock has increased, as compared to its Initial Share Price, by more than its Upside Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid interest, regardless of any change in the value of any Reference Stock, which may be significant. Under certain circumstances, appreciation in the value of any of the Reference Stocks may result in a loss of some or all of the principal amount of your notes at maturity.
  YOU ARE EXPOSED TO THE CLOSING PRICE RISK OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. Rather, you will receive set interest payments at a rate of 12.0% ( equivalent to 24.0% per annum) and your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. Strong performance by any one of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by the performance by any of the other Reference Stocks. Your payment at maturity should not be expected to match the performance of a direct investment in one or more of the Reference Stocks.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE BEST PERFORMING REFERENCE STOCK — If a Trigger Event occurs, you will lose some or all of your investment in the notes (excluding interest payments) if the Final Share Price of any Reference Stock closes at a level above its Initial Share Price. This will be true even if (i) the Final Share Price of each of the other twenty eight (28) Reference Stocks has depreciated in value compared to its Initial Share Price and/or (ii) the sole Reference Stock with a Final Share Price that increased compared to its Initial Share Price was not the same Reference Stock which increased by more than its Upside Protection Amount during the Monitoring Period.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of a Reference Stock and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 79-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-2
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to maturity could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In the course of this business, we or our affiliates may acquire non-public information about the issuers of the Reference Stocks or the Reference Stocks, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to one or more of the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of a note, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 79-I.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-3

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices for the Best Performing Reference Stock and assuming that the closing price of each Reference Stock did not increase, as compared to its respective Initial Share Price, by more than its respective Upside Protection Amount on any day from the Pricing Date to and including the Observation Date, except as indicated in the column titled “Hypothetical highest closing price of the common stock of The Walt Disney Company during the Monitoring Period.” The following table assumes that the Best Performing Reference Stock will be the common stock of The Walt Disney Company and that the common stock of The Walt Disney Company will be the best performing Reference Stock at all times during the term of the notes. We make no representation or warranty as to which of the Reference Stocks will be the Best Performing Reference Stock for the purposes of calculating your actual payment at maturity.

For this table of hypothetical payments at maturity, we have also assumed the following:

•	the Initial Share Price:	$34.00	•	the Upside Protection Amount:	$10.20
•	the Interest Rate:	12.0% (equivalent to 24.0% per annum)

Hypothetical highest closing price of the common stock of The Walt Disney Company during the Monitoring Period	Hypothetical Final Share Price of the Best Performing Reference Stock (The Walt Disney Company)	Payment at Maturity*

$34.00	$17.00	$1,000.00

$34.00	$33.00	$1,000.00

$34.00	$34.00	$1,000.00

$40.00	$40.00	$1,000.00

$44.20	$44.20	$1,000.00

$51.00	$33.00	$1,000.00

$51.00	$35.00	$970.59

$51.00	$51.00	$500.00

$63.00	$63.00	$147.06

$68.00	$68.00	$0.00

*	Note that you will receive at maturity, in addition to the cash payment as indicated herein, any accrued and unpaid interest in cash.

The examples on the following page illustrate how the total value of payments received at maturity set forth in the table above are calculated.

Example 1: During the Monitoring Period, none of the Reference Stocks close at a price which reflects an increase of more than their respective Upside Protection Amounts. Even though the Final Share Price of Disney, the Best Performing Reference Stock, of $40.00 is above its Initial Share Price of $34.00, you will receive a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: During the Monitoring Period, Disney was the first Reference Stock to close at a level above its Initial Share Price plus the Upside Protection Amount. On the Observation Date, Disney, still the Best Performing Reference Stock, decreases to a Final Share Price of $33.00. Because the Final Share Price of the Best Performing Reference Stock is below its Initial Share Price, you will receive $1,000 per $1,000 principal amount note at maturity, even though a Trigger Event has occurred.

Example 3: During the Monitoring Period, Disney was the first Reference Stock to close at a level above its Initial Share Price plus the Upside Protection Amount. On the Observation Date, Disney, still the Best Performing Reference Stock, increases to a Final Share Price of $35.00. Because at least one of the Reference Stocks had a closing price that had increased from its Initial Share Price by more than its Upside Protection Amount during the Monitoring Period, and because the Final Share Price of the Best Performing Reference Stock is more than its Initial Share Price, you will receive at maturity, in addition to any accrued and unpaid interest, $970.59, calculated as follows:

$1,000 – ($1,000 x [($35.00-$34.00)/$34.00]) = $970.59

Example 4: During the Monitoring Period, Disney was the first Reference Stock to close at a level above its Initial Share Price plus the Upside Protection Amount. On the Observation Date, Disney, still the Best Performing Reference Stock, increases further to a Final Share Price of $63.00. Because at least one of the Reference Stocks had a closing price that had increased from its Initial Share Price by more than its Upside Protection Amount during the Monitoring Period, and because the Final Share Price of the Best Performing Reference Stock is more than its Initial Share Price, you will receive at maturity, in addition to any accrued and unpaid interest, $147.06, calculated as follows:

$1,000 – ($1,000 x [($63.00-$34.00)/$34.00]) = $147.06

Regardless of the performance of the Best Performing Reference Stock or the payment you receive at maturity, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of approximately $120.00 over the term of the notes.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-4

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-14 of the accompanying product supplement no. 79-I for more information.

Initial Share Prices and Upside Protection Amounts

The Reference Stocks are the component stocks of the Dow Jones Industrial AverageSM as of June 8, 2007, excluding the common stock of JPMorgan Chase & Co. The table below sets forth the 29 issuers of the Reference Stocks, as well as the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is listed. The Reference Stocks will not be modified for changes in the composition of the Dow Jones Industrial AverageSM during the term of the notes.

The table below indicates the Initial Share Price and Upside Protection Amount for each Reference Stock, subject to adjustments.

Ticker Symbol	Issuer	Exchange	Initial Share Price	Upside Protection Amount

AA	Alcoa Inc.	NYSE	$39.66	$11.90
AIG	American International Group, Inc.	NYSE	$71.53	$21.46
AXP	American Express Company	NYSE	$63.04	$18.91
BA	The Boeing Company	NYSE	$98.19	$29.46
C	Citigroup Inc.	NYSE	$53.33	$16.00
CAT	Caterpillar Inc.	NYSE	$78.52	$23.56
DD	E. I. du Pont de Nemours and Company	NYSE	$51.13	$15.34
DIS	The Walt Disney Company	NYSE	$34.20	$10.26
GE	General Electric Company	NYSE	$37.32	$11.20
GM	General Motors Corporation	NYSE	$31.00	$9.30
HD	The Home Depot, Inc.	NYSE	$37.95	$11.39
HON	Honeywell International Inc.	NYSE	$57.38	$17.21
HPQ	Hewlett-Packard Company	NYSE	$45.78	$13.73
IBM	International Business Machines Corporation	NYSE	$103.07	$30.92
INTC	Intel Corporation	NASDAQ	$21.83	$6.55
JNJ	Johnson & Johnson	NYSE	$62.13	$18.64
KO	The Coca-Cola Company	NYSE	$51.67	$15.50
MCD	McDonald’s Corporation	NYSE	$51.41	$15.42
MMM	3M Corporation	NYSE	$85.94	$25.78
MO	Altria Group, Inc.	NYSE	$70.30	$21.09
MRK	Merck & Co., Inc.	NYSE	$50.14	$15.04
MSFT	Microsoft Corporation	NASDAQ	$30.05	$9.02
PFE	Pfizer Inc.	NYSE	$26.52	$7.96
PG	The Procter & Gamble Company	NYSE	$63.07	$18.92
T	AT&T Inc.	NYSE	$40.26	$12.08
UTX	United Technologies Corporation	NYSE	$70.23	$21.07
VZ	Verizon Communications Inc.	NYSE	$43.07	$12.92
WMT	Wal-Mart Stores, Inc.	NYSE	$50.08	$15.02
XOM	Exxon Mobil Corporation	NYSE	$82.68	$24.80

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-5

Historical Information of the Reference Stocks

The graphs contained in this pricing supplement set forth the historical performance of each Reference Stock based on the weekly closing price (in U.S. dollars) of that Reference Stock from January 4, 2002 through June 8, 2007. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of each Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Alcoa Inc. (“Alcoa”)

According to its publicly available filings with the SEC, Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. The common stock of Alcoa is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Alcoa in the accompanying product supplement no. 79-I. Alcoa’s SEC file number is 001-03610.

Historical Information of the Common Stock of Alcoa

The following graph sets forth the historical performance of the common stock of Alcoa based on the weekly closing price (in U.S. dollars) of the common stock of Alcoa from January 4, 2002 through June 8, 2007. The closing price of the common stock of Alcoa on June 8, 2007 was $39.66.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-6

American International Group, Inc. (“AIG”)

According to its publicly available filings with the SEC, AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. The common stock of AIG is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AIG in the accompanying product supplement no. 79-I. AIG’s SEC file number is 001-08787.

Historical Information of the Common Stock of AIG

The following graph sets forth the historical performance of the common stock of AIG based on the weekly closing price (in U.S. dollars) of the common stock of AIG from January 4, 2002 through June 8, 2007. The closing price of the common stock of AIG on June 8, 2007 was $71.53.

American Express Company (“American Express”)

According to its publicly available filings with the SEC, American Express is a leading global payments, network and travel company that offers its products and services throughout the world. The common stock of American Express is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of American Express in the accompanying product supplement no. 79-I. American Express’ SEC file number is 001-07657.

Historical Information of the Common Stock of American Express

The following graph sets forth the historical performance of the common stock of American Express based on the weekly closing price (in U.S. dollars) of the common stock of American Express from January 4, 2002 through June 8, 2007. The closing price of the common stock of American Express on June 8, 2007 was $63.04.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-7

The Boeing Company (“Boeing”)

According to its publicly available filings with the SEC, Boeing is one of the world’s major aerospace firms. The common stock of Boeing is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Boeing in the accompanying product supplement no. 79-I. Boeing’s SEC file number is 001-00442.

Historical Information of the Common Stock of Boeing

The following graph sets forth the historical performance of the common stock of Boeing based on the weekly closing price (in U.S. dollars) of the common stock of Boeing from January 4, 2002 through June 8, 2007. The closing price of the common stock of Boeing on June 8, 2007 was $98.19.

Citigroup Inc. (“Citigroup”)

According to its publicly available filings with the SEC, Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. The common stock of Citigroup is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Citigroup in the accompanying product supplement no. 79-I. Citigroup’s SEC file number is 001-09924.

Historical Information of the Common Stock of Citigroup

The following graph sets forth the historical performance of the common stock of Citigroup based on the weekly closing price (in U.S. dollars) of the common stock of Citigroup from January 4, 2002 through June 8, 2007. The closing price of the common stock of Citigroup on June 8, 2007 was $53.33.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-8

Caterpillar Inc. (“Caterpillar”)

According to its publicly available filings with the SEC, Caterpillar manufactures, sells and services construction and mining equipment, diesel and natural gas engines and industrial gas turbines and provides related financial services. The common stock of Caterpillar is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Caterpillar in the accompanying product supplement no. 79-I. Caterpillar’s SEC file number is 001-00768.

Historical Information of the Common Stock of Caterpillar

The following graph sets forth the historical performance of the common stock of Caterpillar based on the weekly closing price (in U.S. dollars) of the common stock of Caterpillar from January 4, 2002 through June 8, 2007. The closing price of the common stock of Caterpillar on June 8, 2007 was $78.52.

E.I. du Pont de Nemours and Company (“DuPont”)

According to its publicly available filings with the SEC, DuPont is a world leader in science and technology in a range of disciplines, including biotechnology, electronics, materials science, safety and security and synthetic fibers. The common stock of DuPont is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of DuPont in the accompanying product supplement no. 79-I. DuPont’s SEC file number is 001-00815.

Historical Information of the Common Stock of DuPont

The following graph sets forth the historical performance of the common stock of DuPont based on the weekly closing price (in U.S. dollars) of the common stock of DuPont from January 4, 2002 through June 8, 2007. The closing price of the common stock of DuPont on June 8, 2007 was $51.13.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-9

The Walt Disney Company (“Disney”)

According to its publicly available filings with the SEC, Disney is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products. The common stock of Disney is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Disney in the accompanying product supplement no. 79-I. Disney’s SEC file number is 001-11605.

Historical Information of the Common Stock of Disney

The following graph sets forth the historical performance of the common stock of Disney based on the weekly closing price (in U.S. dollars) of the common stock of Disney from January 4, 2002 through June 8, 2007. The closing price of the common stock of Disney on June 8, 2007 was $34.20.

General Electric Company (“GE”)

According to its publicly available filings with the SEC, GE is engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. The common stock of GE is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Disney in the accompanying product supplement no. 79-I. GE’s SEC file number is 001-00035.

Historical Information of the Common Stock of GE

The following graph sets forth the historical performance of the common stock of GE based on the weekly closing price (in U.S. dollars) of the common stock of GE from January 4, 2002 through June 8, 2007. The closing price of the common stock of GE on June 8, 2007 was $37.32.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-10

General Motors Corporation (“GM”)

According to its publicly available filings with the SEC, GM is primarily engaged in automotive production and marketing, and financing and insurance operations. The common stock of GM is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of GM in the accompanying product supplement no. 79-I. GM’s SEC file number is 001-00043.

Historical Information of the Common Stock of GM

The following graph sets forth the historical performance of the common stock of GM based on the weekly closing price (in U.S. dollars) of the common stock of GM from January 4, 2002 through June 8, 2007. The closing price of the common stock of GM on June 8, 2007 was $31.00.

The Home Depot, Inc. (“Home Depot”)

According to its publicly available filings with the SEC, Home Depot is a home improvement retailer that sells a wide variety of building materials and home improvement, lawn and garden products and provides a number of related services. The common stock of Home Depot is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Home Depot in the accompanying product supplement no. 79-I. Home Depot’s SEC file number is 001-08207.

Historical Information of the Common Stock of Home Depot

The following graph sets forth the historical performance of the common stock of Home Depot based on the weekly closing price (in U.S. dollars) of the common stock of Home Depot from January 4, 2002 through June 8, 2007. The closing price of the common stock of Home Depot on June 8, 2007 was $37.95.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-11

Honeywell International Inc. (“Honeywell”)

According to its publicly available filings with the SEC, Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials and process technology for refining and petrochemicals. The common stock of Honeywell is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Honeywell in the accompanying product supplement no. 79-I. Honeywell’s SEC file number is 001-08974.

Historical Information of the Common Stock of Honeywell

The following graph sets forth the historical performance of the common stock of Honeywell based on the weekly closing price (in U.S. dollars) of the common stock of Honeywell from January 4, 2002 through June 8, 2007. The closing price of the common stock of Honeywell on June 8, 2007 was $57.38.

Hewlett-Packard Company (“Hewlett-Packard”)

According to its publicly available filings with the SEC, Hewlett-Packard is a leading global provider of products, technologies, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises. The common stock of Hewlett-Packard is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Hewlett-Packard in the accompanying product supplement no. 79-I. Hewlett-Packard’s SEC file number is 001-04423.

Historical Information of the Common Stock of Hewlett-Packard

The following graph sets forth the historical performance of the common stock of Hewlett-Packard based on the weekly closing price (in U.S. dollars) of the common stock of Hewlett-Packard from January 4, 2002 through June 8, 2007. The closing price of the common stock of Hewlett-Packard on June 8, 2007 was $45.78.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-12

International Business Machines Corporation (“IBM”)

According to its publicly available filings with the SEC, IBM is an innovation company, serving the needs of enterprises and institutions worldwide. IBM is the largest information technology company in the world, the world’s largest business and technology services company, the world’s largest consulting services organization, the world’s largest information technology research organization, and the world’s largest financier of information technology. The common stock of IBM is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of IBM in the accompanying product supplement no. 79-I. IBM’s SEC file number is 001-02360.

Historical Information of the Common Stock of IBM

The following graph sets forth the historical performance of the common stock of IBM based on the weekly closing price (in U.S. dollars) of the common stock of IBM from January 4, 2002 through June 8, 2007. The closing price of the common stock of IBM on June 8, 2007 was $103.07.

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel is the world’s largest semiconductor chip maker, developing advanced integrated digital technology platforms for the computing and communications industries. The common stock of Intel is listed on the Nasdaq Stock Market, which we refer to as the Relevant Exchange for purposes of Intel in the accompanying product supplement no. 79-I. Intel’s SEC file number is 000-06217.

Historical Information of the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on the weekly closing price (in U.S. dollars) of the common stock of Intel from January 4, 2002 through June 8, 2007. The closing price of the common stock of Intel on June 8, 2007 was $21.83.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-13

Johnson & Johnson (“Johnson & Johnson”)

According to its publicly available filings with the SEC, Johnson & Johnson engages in the manufacture and sale of a broad range of products in the health care field. The common stock of Johnson & Johnson is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Johnson & Johnson in the accompanying product supplement no. 79-I. Johnson & Johnson’s SEC file number is 001-03215.

Historical Information of the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on the weekly closing price (in U.S. dollars) of the common stock of Johnson & Johnson from January 4, 2002 through June 8, 2007. The closing price of the common stock of Johnson & Johnson on June 8, 2007 was $62.13.

The Coca-Cola Company (“Coca-Cola”)

According to its publicly available filings with the SEC, Coca-Cola is the largest manufacturer, distributor and marketer of nonalcoholic beverage concentrates and syrups in the world. The common stock of Coca-Cola is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Coca-Cola in the accompanying product supplement no. 79-I. Coca-Cola’s SEC file number is 001-02217.

Historical Information of the Common Stock of Coca-Cola

The following graph sets forth the historical performance of the common stock of Coca-Cola based on the weekly closing price (in U.S. dollars) of the common stock of Coca-Cola from January 4, 2002 through June 8, 2007. The closing price of the common stock of Coca-Cola on June 8, 2007 was $51.67.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-14

McDonald’s Corporation (“McDonald’s”)

According to its publicly available filings with the SEC, McDonald’s primarily franchises and operates McDonald’s restaurants in the food service industry. These restaurants serve a varied, yet limited, value-priced menu in more than 100 countries around the world. The common stock of McDonald’s is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of McDonald’s in the accompanying product supplement no. 79-I. McDonald’s SEC file number is 001-05231.

Historical Information of the Common Stock of McDonald’s

The following graph sets forth the historical performance of the common stock of McDonald’s based on the weekly closing price (in U.S. dollars) of the common stock of McDonald’s from January 4, 2002 through June 8, 2007. The closing price of the common stock of McDonald’s on June 8, 2007 was $51.41.

3M Company (“3M”)

According to its publicly available filings with the SEC, 3M is a diversified technology company with a global presence in the following businesses: health care; industrial; display and graphics; consumer and office; safety, security and protection services; electronics and telecommunications; and transportation. The common stock of 3M is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of 3M in the accompanying product supplement no. 79-I. 3M’s SEC file number is 001-03285.

Historical Information of the Common Stock of 3M

The following graph sets forth the historical performance of the common stock of 3M based on the weekly closing price (in U.S. dollars) of the common stock of 3M from January 4, 2002 through June 8, 2007. The closing price of the common stock of 3M on June 8, 2007 was $85.94.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-15

Altria Group, Inc. (“Altria”)

According to its publicly available filings with the SEC, Altria is a holding company whose wholly-owned subsidiaries, Philip Morris USA Inc. and Philip Morris International Inc., are engaged in the manufacture and sale of cigarettes and other tobacco products. Philip Morris Capital Corporation, another wholly owned subsidiary, maintains a portfolio of leveraged and direct finance leases. The common stock of Altria, par value $0.33 1/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Altria in the accompanying product supplement no. 79-I. Altria’s SEC file number is 001-08940.

Historical Information of the Common Stock of Altria

The following graph sets forth the historical performance of the common stock of Altria based on the weekly closing price (in U.S. dollars) of the common stock of Altria from January 4, 2002 through June 8, 2007. The closing price of the common stock of Altria on June 8, 2007 was $70.30.

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. The common stock of Merck is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Merck in the accompanying product supplement no. 79-I. Merck’s SEC file number is 001-03305.

Historical Information of the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price (in U.S. dollars) of the common stock of Merck from January 4, 2002 through June 8, 2007. The closing price of the common stock of Merck on June 8, 2007 was $50.14.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-16

Microsoft Corporation (“Microsoft”)

According to its publicly available filings with the SEC, Microsoft develops and markets software, services and solutions that deliver new opportunity, convenience and value to people’s lives. The common stock of Microsoft is listed on the Nasdaq Stock Market, which we refer to as the Relevant Exchange for purposes of Microsoft in the accompanying product supplement no. 79-I. Microsoft’s SEC file number is 000-14278.

Historical Information of the Common Stock of Microsoft

The following graph sets forth the historical performance of the common stock of Microsoft based on the weekly closing price (in U.S. dollars) of the common stock of Microsoft from January 4, 2002 through June 8, 2007. The closing price of the common stock of Microsoft on June 8, 2007 was $30.05.

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer is a research-based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world’s best known consumer healthcare products. The common stock of Pfizer is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pfizer in the accompanying product supplement no. 79-I. Pfizer’s SEC file number is 001-03619.

Historical Information of the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on the weekly closing price (in U.S. dollars) of the common stock of Pfizer from January 4, 2002 through June 8, 2007. The closing price of the common stock of Pfizer on June 8, 2007 was $26.52.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-17

The Procter & Gamble Company (“Procter & Gamble”)

According to its publicly available filings with the SEC, Procter & Gamble is focused on providing branded products of superior quality and value to improve the lives of the world’s consumers. The common stock of Procter & Gamble is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Procter & Gamble in the accompanying product supplement no. 79-I. Procter & Gamble’s SEC file number is 001-00434.

Historical Information of the Common Stock of Procter & Gamble

The following graph sets forth the historical performance of the common stock of Procter & Gamble based on the weekly closing price (in U.S. dollars) of the common stock of Procter & Gamble from January 4, 2002 through June 8, 2007. The closing price of the common stock of Procter & Gamble on June 8, 2007 was $63.07.

AT&T Inc. (“AT&T”)

According to its publicly available filings with the SEC, AT&T, through its subsidiaries and affiliates, operates in the communications services industry both domestically and internationally, providing wireline and wireless telecommunications services and equipment as well as directory advertising and publishing services. The common shares of AT&T, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of AT&T in the accompanying product supplement no. 79-I. AT&T’s SEC file number is 001-08610.

Historical Information of the Common Stock of AT&T

The following graph sets forth the historical performance of the common shares of AT&T based on the weekly closing price (in U.S. dollars) of the common shares of AT&T from January 4, 2002 through June 8, 2007. The closing price of the common shares of AT&T on June 8, 2007 was $40.26.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-18

United Technologies Corporation (“UTC”)

According to its publicly available filings with the SEC, UTC provides high technology products and services to the building systems and aerospace industries worldwide. The common stock of UTC is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of UTC in the accompanying product supplement no. 79-I. UTC’s SEC file number is 001-00812.

Historical Information of the Common Stock of UTC

The following graph sets forth the historical performance of the common stock of UTC based on the weekly closing price (in U.S. dollars) of the common stock of UTC from January 4, 2002 through June 8, 2007. The closing price of the common stock of UTC on June 8, 2007 was $70.23.

Verizon Communications Inc. (“Verizon”)

According to its publicly available filings with the SEC, Verizon is one of the world’s leading providers of communications services. The common stock of Verizon is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Verizon in the accompanying product supplement no. 79-I. Verizon’s SEC file number is 001-08606.

Historical Information of the Common Stock of Verizon

The following graph sets forth the historical performance of the common stock of Verizon based on the weekly closing price (in U.S. dollars) of the common stock of Verizon from January 4, 2002 through June 8, 2007. The closing price of the common stock of Verizon on June 8, 2007 was $43.07.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-19

Wal-Mart Stores, Inc. (“Wal-Mart”)

According to its publicly available filings with the SEC, Wal-Mart operates retail stores in various formats around the world. The common stock of Wal-Mart is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Wal-Mart in the accompanying product supplement no. 79-I. Wal-Mart’s SEC file number is 001-06991.

Historical Information of the Common Stock of Wal-Mart

The following graph sets forth the historical performance of the common stock of Wal-Mart based on the weekly closing price (in U.S. dollars) of the common stock of Wal-Mart from January 4, 2002 through June 8, 2007. The closing price of the common stock of Wal-Mart on June 8, 2007 was $50.08.

Exxon Mobil Corporation (“ExxonMobil”)

According to its publicly available filings with the SEC, ExxonMobil’s principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. ExxonMobil is a major manufacturer and marketer of commodity petrochemicals, including olefins, aromatics, polyethylene and polypropylene plastics and a wide variety of specialty products. ExxonMobil also has interests in electric power generation facilities. The common stock of ExxonMobil is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of ExxonMobil in the accompanying product supplement no. 79-I. ExxonMobil’s SEC file number is 001-02256.

Historical Information of the Common Stock of ExxonMobil

The following graph sets forth the historical performance of the common stock of ExxonMobil based on the weekly closing price (in U.S. dollars) of the common stock of ExxonMobil from January 4, 2002 through June 8, 2007. The closing price of the common stock of ExxonMobil on June 8, 2007 was $82.68.

JPMorgan Structured Investments —
Bearish Reverse Exchangeable Notes Linked to the Best Performing Common Stock in the Dow Jones Industrial AverageSM*
* not including the common stock of JPMorgan Chase & Co.
PS-20